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                                                                   EXHIBIT 10.14



                      HOLD HARMLESS AND INDEMNITY AGREEMENT

         A hold harmless and indemnity agreement between Wabash National Corporation, a Delaware corporation, with its principal place of business at 1000 Sagamore Parkway South, Lafayette, Indiana (hereafter "Wabash") and Roadway Express Inc., a Delaware corporation, with its principal place of business at 1077 Gorge Boulevard, Akron, Ohio (hereafter "Roadway").


                                    RECITALS

         1. Wabash is a manufacturer of semi-trailers that also engages in the restoration of worn semi-trailer equipment.

         2. Roadway is a user of semi-trailers that requires restoration of a portion of its 28' van semi-trailer fleet that is worn.

         3. Roadway and Wabash believe that certain changes in federal excise tax law and related authority on semi-trailer equipment, bring into question whether federal excise taxes are due on Roadway's trailers restored by Wabash.

         4. As both parties believe that federal excise taxes will not be due on those trailers of Roadway restored by Wabash, the restoration price per unit does not include federal excise tax.

         5. Roadway and Wabash are not sure what position the Internal Revenue Service will take on whether or not federal excise taxes will be due on those trailers of Roadway restored by Wabash.

         6. In order to induce Wabash to agree to perform such restoration work, Roadway enters into the following agreement and assurances with Wabash.


                                    AGREEMENT

         In consideration of Wabash agreeing with Roadway to a restoration price per trailer in the Sales Confirmation that does not include federal excise tax, Roadway and Wabash agree as follows:

         A. Notwithstanding pre-printed provisions appearing on the back of or attached to the Sales Confirmation as to the Confirmation being the entire agreement between Roadway and Wabash, both Roadway and Wabash agree that this Hold Harmless and Indemnity Agreement shall supplement the Sales Confirmation. In the event that this Agreement conflicts with any terms appearing in the Sales Confirmation, then the provisions of this Agreement shall override the conflicting terms in the Sales Confirmation.

         B. In the event that the Internal Revenue Service, either formally or informally, contests the failure of Wabash to pay federal excises with respect to any trailers sold and delivered to Roadway after January 1, 1998, or amounts claimed to be due on that account, then



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Roadway agrees to save Wabash harmless from and indemnify it as to any such taxes, together with interest, penalties, attorney fees, and out-of pocket expenses, subject only to the following conditions:

         1. Wabash will promptly give notice to Roadway of any claim, whether formally or informally asserted, by the Internal Revenue Service of a failure of Wabash to pay federal excises taxes;

         2. Wabash will fully cooperate in defending against the assertion of deficiency in payment of federal excise taxes and shall retain attorneys designated by Roadway to represent Wabash; provided, however, that Roadway shall pay all statements of fees and expenses of such attorneys.

         3. Roadway will be considered a joint client of attorneys retained to defend against the imposition of such taxes and shall be entitled to all of the legal confidences and communications relating to such taxes;

         4. In the event that Roadway agrees to a settlement of the claimed taxes, penalties and interest, it shall pay Wabash the amount required therefor, which amount in turn shall be paid to the Internal Revenue Service; and

         5. Upon notification of the entry of judgment against Wabash in respect of such taxes, which judgment becomes final without right of appeal or further appeal, Roadway shall promptly tender the amount required in discharge thereof in full including interest, if any, and costs. In addition, Roadway will: (1) provide any appeal bonds necessary to stay the payment of judgment pending appeal and (2) pay any tax, subject to repayment if a court so decides, if the parties determine that it would be advantageous to pay the tax and sue for a refund.

         C. This Agreement will be governed and construed according to Indiana law.

         D. The parties agree that should any dispute arise between them as to the terms of this Agreement or relating in any way to it, the matter shall be resolved through arbitration before an arbitrator appointed by the Center for Public Resources, New York, New York, and according to its rules of procedure. The place of arbitration shall be Chicago, Illinois.


FOR ROADWAY EXPRESS, INC.                        FOR WABASH NATIONAL CORPORATION

By:                                              By:
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Name:  J. Dawson Cunningham                      Name:  Donald J. Ehrlich
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Title: V.P. Finance/Administration               Title: President and C.E.O.
      ----------------------------------               -------------------------
      & Treasurer
      ----------------------------------
Date:                                            Date:
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